Exhibit 10.10

CONSULTING AGREEMENT

Effective Date: May 6, 2019

This Consulting Agreement (the “Agreement”) is made as of the Effective Date set forth above by and between Spruce Biosciences, Inc. (“Client”) and Richard Anthony King (“Consultant”).

1. Engagement of Services. Client may issue Project Assignments to Consultant in the form attached to this Agreement as Exhibit A (“Project Assignment”). Subject to the terms of this Agreement, Consultant will render the services set forth in Project Assignment(s) accepted by Consultant (the “Services”) by the completion dates set forth therein. Except as otherwise provided in the applicable Project Assignment, Consultant will be free of control and direction from the Client (other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on the Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice.

2. Compensation. Client will pay Consultant the fee set forth in each Project Assignment for Services rendered pursuant to this Agreement as Consultant’s sole compensation for such Services. Consultant will be reimbursed only for expenses that are expressly provided for in a Project Assignment or that have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request. Payment of Consultant’s fees and expenses will be in accordance with the terms and conditions set forth in the applicable Project Assignment. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in the Project Assignment(s) for work which has been completed. Unless otherwise provided in a Project Assignment, payment to Consultant of undisputed fees will be due 30 days following Client’s receipt of an invoice that contains accurate records of the work performed sufficient to document the invoiced fees.

3. Ownership of Work Product. Consultant agrees that any and all Work Product (as defined below) will be the sole and exclusive property of Client. Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables specified in a Project Assignment (“Deliverables”), and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for Client during the term of this Agreement pursuant to the Project Assignment, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Client’s ownership of the Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, the copyright assignment set forth as Exhibit B (“Assignment of Copyright”) and the patent assignment set forth as Exhibit C (“Assignment of Patent Application”). Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant will deliver any Deliverables in accordance with the applicable Project Assignment and disclose promptly in writing to Client all other Work Product.

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4. Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. In the event that Consultant has any rights in the Work Product that cannot be assigned or licensed, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client or Client’s customers.

5. License to Preexisting IP. Consultant agrees not to use or incorporate into Work Product any intellectual property developed by any third party or by Consultant other than in the course of performing services for Client (“Preexisting IP”). In the event Consultant uses or incorporates Preexisting IP into Work Product, Consultant hereby grants to Client a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide right, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Work Product. However, in no event will Consultant incorporate into the Work Product any software code licensed under the GNU GPL or LGPL or any similar “open source” license. Consultant represents and warrants that Consultant has an unqualified right to license to Client all Preexisting IP as provided in this section.

6. Representations and Warranties & Consultant’s Business. Consultant represents and warrants that: (a) the Services will be performed in a professional manner and in accordance with the industry standards and the Work Product will comply with the requirements set forth in the applicable Project Assignment, (b) Work Product will be an original work of Consultant, (c) Consultant has the right and unrestricted ability to assign the ownership of Work Product to Client as set forth in Section 3 (including without limitation the right to assign the ownership of any Work Product created by Consultant’s employees or contractors), (d) neither the Work Product nor any element thereof will infringe upon or misappropriate any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, (e) Consultant has an unqualified right to grant to Client the license to Preexisting IP set forth in Section 5, and (f) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. Consultant further represents and warrants that Consultant is self-employed in an independently established trade, occupation, or business, maintains and operates a business that is separate and independent from Client’s business, holds himself or herself out to the public as independently competent and available to provide applicable services similar to the Services, has obtained and/or expects to obtain clients or customers other than Client for whom Consultant performs services, and will perform work for Client that Consultant understands is outside the usual course of Client’s business. Consultant agrees to indemnify and hold Client harmless from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 6.

7. Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents. Consultant is not authorized to make any representation, contract or commitment on

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behalf of Client. Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any affiliate of Client, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client.

8. Confidential Information. Consultant agrees that during the term of this Agreement and thereafter it will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and will not disclose such Confidential Information to any third parties except as set forth in Section 9 below. “Confidential Information” as used in this Agreement means all information disclosed by Client to Consultant, whether during or before the term of this Agreement, that is not generally known in the Client’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to deliver to Client the original and any copies of the Confidential Information within 10 (ten) working days. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any

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federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Consultant’s Employees, Consultants and Agents. Consultant will ensure that each of its employees, consultants and agents who will have access to any Confidential Information or perform any Services has entered into a binding written agreement that is expressly for the benefit of Client and protects Client’s rights and interests to at least the same degree as Section 8. Client reserves the right to refuse or limit Consultant’s use of any of its employees, consultants or agents or to require Consultant to remove any employee, consultant or agent already engaged in the performance of the Services. Client’s exercise of such right will in no way limit Consultant’s obligations under this Agreement.

10. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of Services rendered for Client, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

11. Term and Termination.

11.1 Term. The initial term of this Agreement is for three months from the Effective Date set forth above (the “Initial Term”). Thereafter, this Agreement will continue until terminated as provided in this Agreement.

11.2 Termination Without Cause. Client may terminate this Agreement with or without cause, at any time after the Initial Term upon 30 days’ prior written notice to Consultant. Consultant may terminate this Agreement without cause, at any time after the Initial Term when no Project Assignment is in effect upon 30 days’ prior written notice to Client.

11.3 Termination for Cause. Either party may terminate this Agreement immediately in the event the other party has materially breached the Agreement and failed to cure such breach within 15 days after notice by the non-breaching party is given.

11.4 Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Other Rights”), 5 (“License to Preexisting IP”), 6 (“Representations and Warranties”), and 8 (“Confidential Information”) and 12 (“Noninterference with Business”) will survive any termination or expiration of this Agreement.

12. Noninterference with Business. Consultant agrees that during the Term of this Agreement, Consultant will not, without Client’s express written consent, either directly or indirectly engage in any employment or business activity that is competitive with, or would otherwise conflict with the Services rendered to, or that would otherwise interfere with the business of, the Client. Consultant agrees that during the Term of this Agreement, and for one year thereafter, Consultant will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Client to terminate his, her or its relationship with Client in order to become an employee, consultant, or independent contractor to or for any other person or entity.

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13. Arbitration of All Disputes.

13.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between Consultant and Client, both Consultant and Client mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, they will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) the relationship between Client and Consultant; or (iii) the termination of that relationship; provided, however, that this Section 13 shall not apply to any claim or cause of action that cannot be subject to arbitration as a matter of law. BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH CONSULTANT AND CLIENT WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

13.2 Arbitrator Authority. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section 13 and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

13.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section 13, whether by Consultant or Client, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section 13.3 are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

13.4 Arbitration Process. Any arbitration proceeding under this Section 13 shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco under the then applicable JAMS streamlined rules for the resolution of disputes (available upon request and also currently available at http://www.jamsadr.com/rules-streamlined-arbitration/). Consultant and Client both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Consultant or Client would be entitled to seek in a court of law. Client shall pay all JAMS arbitration fees.

13.5 Injunctive Relief and Final Orders. Nothing in this Section 13 is intended to prevent either Consultant or Client from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly

14. Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without Client’s prior written consent. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees. Additionally, Client may not delegate or assign this Agreement or any of its obligations under this Agreement without Consultant’s prior written consent.

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15. Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.

16. Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.

17. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

18. Waiver. The waiver by Client of a material breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.

19. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; material breach of any of such obligations, specifically the unauthorized use or disclosure of Preexisting IP or material Confidential Information, will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such material breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Client; provided, however, that in the event of any conflict between the terms of this Agreement and any Project Assignment, the terms of the applicable Project Assignment will control. This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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The parties have executed this Agreement as of the Effective Date.

CLIENT:

Spruce Biosciences, Inc.

By:	/s/ Michael Grey
Name: Michael Grey
Title: Executive Chairman

CONSULTANT:
Richard King
/s/ Richard King
Signature

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EXHIBIT A

Project Assignment #1 Under Consulting Agreement

Dated: May 5, 2019

Project:

Consultant will render such services as Client may from time to time request, including, without limiting the generality of the foregoing: Consultant will act as interim CEO of Client and will be responsible for strategic advice, counseling and other services as requested by the Client’s Board of Directors (the “Board”).

Schedule Of Work:

The work will commence on May 6, 2019.

Fees And Reimbursement:

A.	Cash Fee: $35,000 per month, paid at the end of each month for which services are performed

Equity Fee: Subject to approval by the Board, the Client will grant Consultant 380,000 shares of the Client’s common stock (the “Option”). The Option will be governed by the terms and conditions of the Client’s 2016 Equity Incentive Plan (the “Plan”) and Consultant’s form of stock option grant notice and stock option agreement, and will include the following vesting schedule: 50% of the total shares subject to the Option (190,000) will be immediately vest upon the date of grant (the “Vesting Commencement Date”), and 8.33% of the total shares subject to the Option will vest monthly thereafter, commencing December 6, 2019, on the same day of the month as the Vesting Commencement Date, subject to Consultant’s Continuous Service (as defined in the Plan) as of each such date. In the event of a successful agreement between the Client and the Federal Drug Administration (the “FDA”) regarding the remainder of Phase 2 and a Phase 3 program leading to an acceptable label, and subject to Consultant’s continued performance of the Services under this Agreement, both as determined in the Client’s sole discretion, the vesting of the Option shall accelerate upon acceptance by the Board that an acceptable agreement with FDA has been reached such that one hundred percent (100%) of the shares subject to the Option will be immediately vested and exercisable.

Financing Fee: In addition, Consultant will be eligible to receive an extra retention and financing consulting fee in the target total amount of $200,000 (the “Financing Fee”), conditioned upon Consultant’s continued performance of the Services under this Agreement until and through the successful closing of a Series B financing resulting in more than $35,000,000 in proceeds to the Client, provided that such closing occurs on or before March 31, 2020. Whether such successful closing has occurred will be determined in the Client’s sole discretion. If such closing occurs, the Client will pay the Financing Fee to Consultant within 15 business days of such closing. For the avoidance of doubt, if such closing occurs after March 31, 2020, Consultant will not be eligible for and will not receive the Financing Fee.

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B.	Consultant will be reimbursed for all reasonable business expenses if approved in advance by Client.

Consultant will invoice Client monthly for services and expenses and will provide such reasonable receipts or other documentation of expenses as Client might request.

Payment terms: net 10 days from receipt of invoice. Client will be invoiced on the twenty first day of each month for services rendered and expenses incurred during the current month.

The parties have executed this Project Assignment as of the date first written above.

CLIENT:

Spruce Biosciences, Inc.

By:	/s/ Michael Grey
Name: Michael Grey
Title: Executive Chair

CONSULTANT:
Richard King
/s/ Richard King
Signature

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